REMARKS OF MR. WILLIAM M. CARPERNTER,
  CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF BAUSCH & LOMB, DATED MARCH 23, 2000
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Good morning and thank you all for joining us today on such short notice.

As you know from our press release, this morning I sent a letter to the chairman of Wesley Jessen expressing our disappointment that he chose to ignore our prior interest in acquiring Wesley Jessen for a substantial premium over its current stock price, and instead, pursued a no premium business combination with Ocular Sciences. In order to make clear our intentions, we have today publicly announced our proposal to acquire Wesley Jessen for $34 per share in cash. The transaction we are proposing represents a significant opportunity for Bausch & Lomb shareholders, and a vastly superior alternative for Wesley Jessen shareholders to the merger being pursued by Wesley Jessen with Ocular Sciences.

Before I discuss our proposal further, let me provide a little more background. As those of you who follow us know, Bausch & Lomb is the worldwide leader in products for the contact lens wearer. We have been very successful in leveraging the breadth of our contact lens line with our complete line of lens care products and a recent string of successful new product launches, to build a very solid vision care business. We are confident in the future of our vision care business in its present form. Having said that, we recognize, as many of you have, that there are opportunities for consolidation in the contact lens industry. Given our global reach, the breadth and depth of our product line, and our track record of successfully integrating acquisitions, we believe that we are well-positioned to be a consolidator in this industry. We believe that Wesley Jessen is a great fit with B&L, and that this acquisition presents compelling opportunities for us and for them.

The combination of Wesley Jessen and Bausch & Lomb would bring together highly complementary product lines and business models. Wesley Jessen's success in the contact lens market has been built on its focus on fast-growing, premium product lines, particularly cosmetic tinted lenses. Wesley Jessen is a worldwide leader in cosmetic tints, a position it has gained based on its proprietary technology and advanced automated tinting processes. Bausch & Lomb has focused its new product efforts on other premium product lines, particularly disposable torics, with our SofLens66 lenses, and continuous wear, with our PureVision lenses. We currently have virtually no presence in the global cosmetic tint segment. With the addition of Wesley Jessen's products to our portfolio, Bausch & Lomb will be able to offer our customers the best, most advanced products in the most attractive categories of the contact lens market.

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This proposed transaction also presents tremendous opportunities for distribution and marketing synergies. The addition of Wesley Jessen's business would allow us to enhance our overall sales support in the US - giving us more "feet on the street", if you will. Importantly, though, it would also allow us to capitalize on Wesley Jessen's distribution strength with independent practitioners, while allowing us to more effectively market Wesley Jessen's products in optical retail.

Outside the U.S., where the market is growing much faster, the potential is even greater. Two-thirds of our contact lens revenues are generated outside the U.S., and we have a strong presence in every region of the world, primarily through direct sales resources. Wesley Jessen, on the other hand, has only very limited share in international markets. We see tremendous opportunities to expand distribution of Wesley Jessen's products, particularly its tinted lenses, using our considerable international resources.

Sales in all regions should benefit from the leverage of a larger combined advertising budget, opportunities to cross-promote our brands, and the benefits to be derived from the combined efforts of two successful R&D organizations.

As much as we are convinced that there is significant potential to accelerate the top line growth of the combined product lines through these synergies, we have not attempted to quantify those benefits, and we have not factored them in our analysis of the financial benefit from this acquisition. We have, however, been able to quantify some of the cost saving synergies we could gain from this combination. In our recent discussions with Wesley Jessen's management, both sides readily identified potential savings of approximately $30 million in infrastructure spending alone, and both teams acknowledged the potential for additional savings within the manufacturing area.

Even without factoring in any top line upside potential, and taking into account the identified cost savings I just mentioned, we believe that the addition of Wesley Jessen to our business presents a compelling financial opportunity for the B&L shareholder. At the share price we have offered, we anticipate that the acquisition would be accretive to our earnings in 2001 and beyond, as well as significantly enhancing our core vision care business.

For Wesley Jessen shareholders, our cash offer represents an attractive premium for their shares, and is obviously a far better alternative to the recently announced no premium merger with Ocular Sciences.

Since we have access to the cash needed to effect the proposed transaction, our proposal is not subject to any financing contingencies. We are confident that we can move through the necessary regulatory process quickly and successfully. In short, we are prepared to sit down tomorrow with Mr. Ryan to finalize a merger agreement between our two companies, and we look forward to the opportunity to do so.

With that, I'd like to turn the call back over to our operator and take your questions.

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